FOR IMMEDIATE RELEASE

Robert Forrester	Gina Nugent
EVP, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
617-301-7100	617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com

ADDITIONAL DATA ON COMBINATORX DRUG CANDIDATES CRx-102 and CRx-139 PRESENTED AT EULAR

Cambridge, MA, June 14, 2007 - CombinatoRx, Incorporated (NASDAQ: CRXX) today announced the presentation of additional data related to its immuno-inflammatory product candidates, CRx-102 and CRx-139, at the European League Against Rheumatism (EULAR) Annual Congress of Rheumatology meeting, June 13-16, 2007 in Barcelona, Spain.

CRx-102

In a poster entitled “Inhibition of Macrophage and Chondrocyte Inflammatory Mediators by CRx-102, a Novel Synergistic Combination Drug Candidate”, Fraser, et.al. further insights into the novel mechanism of action of CRx-102 were unveiled. The synergistic combination of the two agents, dipyridamole and prednisolone, was found to modulate converging intracellular signaling pathways to synergistically inhibit key inflammatory modulators and mediators (TNF-alpha, MIP-1a, RANTES, MDC, IL-6 and MMP-9) that control disease progression and contribute directly to disease pathology.

In a poster entitled “Response and State-Attainment Criteria in Hand OA: Analysis from a Placebo-Controlled Clinical Trial of CRx-102, A Novel Synergistic Combination Therapy”, Kvien, et.al., reliable outcome measures to evaluate clinically meaningful benefits of CRx-102 treatment in osteoarthritis (OA) from an individual patient perspective were evaluated. CRx-102 consistently showed clinically meaningful benefit across these outcome measures and responder analyses: BLISS response of individual pain of < 20 (27% CRx-102 vs. 6% placebo, p=0.035) Modified OMERACT-OARSI response (50% CRx-102 vs. 30% placebo, p=NSS) AUSCAN 20/50/70 (AUSCAN 70: 23% CRx-102 vs. 3% placebo, p=0.037)

In a satellite symposium presentation, Dr. John Kirwan, of the Bristol Royal Infirmary in the UK and principal investigator in the CRx-102 phase 2a rheumatoid arthritis (RA) trial, gave a talk entitled “A Therapy Rejuvenation: Glucocorticoids in Arthritis”. Additional analysis from the trial indicated that CRx-102 treated patients experienced significantly less fatigue than those on placebo (-27.2mm CRx-102 vs. -14.3mm placebo, p=0.03). Fatigue information was collected on all subjects in the trial and was measured using a visual analog scale (VAS).

“This data on CRx-102 provides additional evidence of its clinical benefit and novel mechanism of action which will prove extremely helpful as we design future studies and more specifically define the clinical benefit of CRx-102 and its potential role within the RA and OA treatment paradigms," commented Alexis Borisy, President and CEO of CombinatoRx.

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CRx-139

Also, during the satellite symposium, Dr. Paul Emery of Leeds Teaching Hospital in the UK gave a talk entitled “Inverting the Pyramid, Deploying Smarter Combination Therapies in RA”, during which he presented additional analysis from the recently completed phase 2a clinical trial of CRx-139. Dr. Emery showed that subjects treated with high dose CRx-139 (3mg of prednisolone and 20mg of paroxetine) showed a benefit in ACR 50 response compared to low dose CRx-139 (3mg of prednisolone and 10mg of paroxetine) or 3mg of prednisolone alone.

ACR 50 at day 42 (32% CRx-139 high dose vs. 13% CRx-139 low dose and 13% 3mg prednisolone, p=0.008) ACR 50 at day 70 (28% CRx-139 high dose vs. 15% CRx-139 low dose and 20% 3mg prednisolone, p=NSS)

Dr. Emery also noted that a subset of the high dose treated patients experienced durable remission defined as DAS28 score of <2.6 at consecutive visits (19% CRx-139 high dose vs. 4% CRx-139 low dose and 3% 3mg prednisolone, p=0.026).

About CRx-102

CRx-102 is an oral synergistic combination drug candidate containing the cardiovascular agent dipyridamole and an unconventionally low dose of the steroid prednisolone. CRx-102 works through a novel mechanism of action in which dipyridamole selectively amplifies prednisolone's anti-inflammatory and immunomodulatory activities without replicating its side effects. In phase 2 clinical trials, CRx-102 demonstrated a powerful anti-inflammatory effect and rapid onset of action in patients with osteoarthritis and rheumatoid arthritis, and was generally well tolerated. CRx-102 is being developed in a modified-release commercial formulation for the treatment of multiple immuno-inflammatory diseases.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx please visit www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidates, their mechanisms of action and their clinical potential, its plans for clinical and formulation development of its product candidates, its business plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to initiate and successfully complete clinical trials of its product candidates, the Company's ability to develop a modified release formulation of CRx-102, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2007 CombinatoRx, Incorporated. All rights reserved.

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245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com